EXHIBIT 11

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   Computation of Net Income Per Common Share
                    (in thousands except per share amounts)


                                                                     Year Ended September 30,
                                                              --------------------------------------
                                                                1996           1995           1994
                                                                ----           ----           ----

Computation of Primary Earnings Per Share:
        Net Loss                                              $(15,704)      $ (4,947)      $ (7,318)
                                                              ========       ========       ========

Weighted Average Number of Primary Shares:
                Beginning Balance                               24,578         24,174         24,034
                Assumed Conversion of Options                      389            431            371
                                                              --------       --------       --------
                        Total                                   24,967         24,605         24,405
                                                              ========       ========       ========

Primary Loss Per Share                                        $   (.63)      $   (.20)      $   (.30)
                                                              ========       ========       ========

Computation of Fully Diluted Earnings Per Share:
        Net Loss                                              $(15,704)      $ (4,947)      $ (7,318)
        Interest and Amortization on Convertible
         Subordinated Debentures - Net of Tax                    1,697          2,317          2,317
                                                              --------       --------       --------
                        Total                                 $(14,007)      $ (2,630)      $ (5,001)
                                                              ========       ========       ========


Weighted Average Number of Fully Diluted Shares:
        Beginning Balance                                       24,578         24,174         24,034
        Assumed Conversion of Options                              426            445            371
        Assumed Conversion of Debentures                         3,897          6,897          6,897
                                                              --------       --------       --------

                        Total                                   28,901         31,516         31,302
                                                              ========       ========       ========

Fully Diluted Loss Per Share                                  $   (.48)      $   (.08)      $   (.16)
                                                              ========       ========       ========